Exhibit 10.1
Execution Version
THIRD AMENDMENT
TO
AMENDED AND RESTATED CREDIT AGREEMENT AND LIMITED WAIVER
Dated as of January 21, 2011
among
OASIS PETROLEUM NORTH AMERICA LLC,
as Borrower,
THE GUARANTORS PARTY HERETO,
BNP PARIBAS
as Administrative Agent,
and
THE LENDERS PARTY HERETO

THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT AND LIMITED WAIVER
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND LIMITED WAIVER (this “Third Amendment”) dated as of January 21, 2011, among OASIS PETROLEUM NORTH AMERICA LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party hereto (the “Guarantors” and collectively with the Borrower, the “Obligors”); each of the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and BNP PARIBAS, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
     A. The Parents, the Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of February 26, 2010, as amended by that certain First Amendment to Amended and Restated Credit Agreement and Consent dated as of June 3, 2010 and that certain Second Amendment to Amended and Restated Credit Agreement dated as of August 11, 2010 (as may be further amended, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
     B. The Borrower, the Guarantors, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.
     C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Third Amendment. Unless otherwise indicated, all section references in this Third Amendment refer to sections of the Credit Agreement.
Section 2. Amendments to Credit Agreement.
     2.1 Amendments to Section 1.02.
     (a) The definition of “Agreement” is hereby amended in its entirety to read as follows:
     “Agreement” means this Credit Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, as the same may be further amended or supplemented from time to time.
     (b) The definition of “Applicable Margin” is hereby amended by deleting the Borrowing Base Utilization Grid therein in its entirety and replacing it with the following:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	< 50%	≥ 50% < 75%	≥ 75% ≤ 85%	> 85% ≤ 100%
ABR Loans	0.500%	0.750%	1.000%	1.250%
Eurodollar Loans	2.000%	2.250%	2.500%	2.750%
     (c) The following definition of “Cash Equivalents” is hereby added where alphabetically appropriate to read as follows:
     “Cash Equivalents” means, collectively, Investments permitted by Sections 9.05(c) through (f) of the Credit Agreement.
     (d) The definition of “Change in Control” is hereby amended in its entirety to read as follows:
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Permitted Holders, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Oasis Petroleum Inc., (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Oasis Petroleum Inc. by Persons who were not (i) initial members of the board of directors of Oasis Petroleum Inc., (ii) nominated by the board of directors of Oasis Petroleum Inc. or (iii) appointed by directors so nominated, (c) Oasis Petroleum Inc. fails to own directly or indirectly all of the Equity Interests of the Borrower or (d) the occurrence of a “change of control” under any Senior Notes Indenture.
     (e) The definition of “Maturity Date” is hereby amended in its entirety to read as follows:
     “Maturity Date” means February 26, 2015.
     (f) The following definition of “Third Amendment” is hereby added where alphabetically appropriate to read as follows:
     “Third Amendment” means that certain Third Amendment to Amended and Restated Credit Agreement and Limited Waiver, dated as of January 21, 2011, among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

     (g) The following definition of “Total Net Debt” is hereby added where alphabetically appropriate to read as follows:
     “Total Net Debt” means, at any date, the difference between (i) Total Debt and (ii) cash and Cash Equivalents reflected on the Borrower’s consolidated balance sheet.
     2.2 Amendment to Section 9.01(a). Section 9.01(a) is hereby amended in its entirety to read as follows:
     (a) Ratio of Total Net Debt to EBITDAX. Each Parent and the Borrower will not, at any time, permit the ratio of Total Net Debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1.0.
     2.3 Amendment to Section 9.02(j). Section 9.02(j) is hereby amended in its entirety to read as follows:
     (j) unsecured Senior Notes of Oasis Petroleum Inc. and any guarantees thereof; provided that (i) the Borrower shall have complied with Section 8.01(r), (ii) at the time of incurring such Senior Notes (A) no Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Senior Notes after giving effect to the incurrence of such Senior Notes (and any concurrent repayment of Debt with the proceeds of such incurrence, if any), (iii) on the same day as the incurrence of such Debt, the Borrowing Base shall be adjusted to the extent required by Section 2.07(e) and prepayment is made to the extent required by Section 3.04(c)(iv), (iv) such Senior Notes do not have any scheduled principal amortization prior to the date which is one year after the Maturity Date, (v) such Senior Notes does not mature sooner than the date which is one year after the Maturity Date, (vi) such Senior Notes and any guarantees thereof are on terms, taken as a whole, at least as favorable to the Borrower and the Guarantors as market terms for issuers of similar size and credit quality given the then prevailing market conditions as determined by the Administrative Agent and (vii) such Senior Notes do not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or redemption in priority to the Indebtedness.
     2.4 Amendment to Section 9.05. Section 9.05 is hereby amended by adding the following subsection (m) to the end of such Section 9.05:
     (m) guarantees of Debt permitted by Sections 9.02(a) or (j).
Section 3. Borrowing Base Redetermination. For the period from and including the effective date of this Third Amendment until the next Redetermination Date, the Borrowing Base is hereby determined to be $150,000,000. Notwithstanding the foregoing, except as set forth in Section 4 below, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07 and, for the avoidance of doubt, the redetermination herein shall constitute the April 1, 2011 Scheduled Redetermination and the next Scheduled Redetermination shall be the October 1, 2011 Scheduled Redetermination.
Section 4. Limited Waiver. The Borrower has requested that the Lenders waive, and the Lenders do hereby waive, any reduction of the Borrowing Base that would result pursuant to the terms of Section 2.07(e) from the issuance of up to $350,000,000 in principal amount of Senior Notes by Oasis Petroleum Inc. on or before the next Redetermination Date. By their signature below, the Borrower and each other Obligor agrees that, except as expressly provided in this Section 4, nothing in this Third Amendment shall be construed as a waiver of any provision of the Credit Agreement or any other Loan Document and that the Lenders shall not be obligated to grant any other further waivers of any provision of the Credit Agreement or any other Loan Document.
Section 5. Increase and Reallocation of Maximum Credit Amounts. The Lenders have agreed, in consultation with the Borrower, to increase and reallocate the Maximum Credit Amounts among the Lenders as set forth on Annex 1 attached hereto. The Administrative Agent and the Borrower hereby consent to the increase or decrease in any Lender’s Maximum Credit Amount and/or Commitment in connection with such increase and reallocation and, the Administrative Agent, the Borrower and the Lenders hereby waive the requirements in Section 12.04(b) requiring an Assignment and Assumption and the payment of a processing fee to the extent such would apply to the reallocation of the Maximum Credit Amounts as contemplated by this Section 5. Upon the effectiveness of this Third Amendment, the Maximum Credit Amount and the Applicable Percentage of each Lender shall be as set forth on Annex I attached hereto. Concurrently with the effectiveness hereof, the Borrower will deliver to each Lender a Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to this Third Amendment, and otherwise duly completed.
Section 6. Conditions Precedent. This Third Amendment shall become effective as of the date when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement):
     6.1 The Administrative Agent shall have received from each Lender, each Guarantor and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this Third Amendment signed on behalf of such Person.
     6.2 The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof.
     6.3 No Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Third Amendment.
     6.4 The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Parents, the Borrower and each Guarantor setting forth (1) a certification as to the resolutions of the board of directors or other appropriate governing body with respect to the authorization of such Parent, the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (2) the officers of such Parent, the Borrower and each Guarantor (y) who are authorized to sign the Loan Documents to which such Parent, the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement and the transactions contemplated thereby, (3) specimen signatures of such authorized officers and (4) a certification that the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or other applicable organizational documents of the Parents, the Borrower and each Guarantor, delivered to the Administrative Agent on February 26, 2010 (with respect to the Borrower and Oasis Petroleum LLC) and June 3, 2010 (with respect to Oasis Petroleum Inc.) have not been amended, restated or otherwise modified from since being delivered, except for those amendments attached thereto, and remain in full force and effect.
     6.5 The Administrative Agent shall have received from the Borrower a duly executed and notarized amendment and/or supplement to each mortgage which shall be reasonably satisfactory to the Administrative Agent in form and substance.
     6.6 The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Parents, the Borrower and each Guarantor.
     6.7 The Administrative Agent shall have received an opinion of (a) DLA Piper LLP (US), special counsel to the Borrower, substantially in a form and of substance reasonably acceptable to the Administrative Agent and (b) local counsel in each of Montana and North Dakota and any other jurisdictions requested by the Administrative Agent, substantially in form and of substance reasonably acceptable to the Administrative Agent.
     6.8 The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and each Parent evidencing that the Borrower, each Parent and their respective Subsidiaries are carrying insurance in accordance with Section 7.12 of the Credit Agreement.
     6.9 The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Maximum Credit Amount (after giving effect to this Third Amendment) dated as of the effectiveness of this Third Amendment.
     6.10 The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report.
     6.11 The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably require.
     The Administrative Agent is hereby authorized and directed to declare this Third Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 6 or the waiver of such conditions as permitted hereby. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 7. Miscellaneous.
     7.1 Confirmation. The provisions of the Credit Agreement, as amended by this Third Amendment, shall remain in full force and effect following the effectiveness of this Third Amendment.
     7.2 No Waiver. Neither the execution by the Administrative Agent or the Lenders of this Third Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any Defaults or Events of Default which may exist, which may have occurred prior to the date of the effectiveness of this Third Amendment or which may occur in the future under the Credit Agreement and/or the other Loan Documents. Similarly, nothing contained in this Third Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Default or Event of Default, (b) except as expressly provided herein, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.
     7.3 Ratification and Affirmation; Representations and Warranties. Each Obligor hereby (a) acknowledges the terms of this Third Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Third Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     7.4 Counterparts. This Third Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Third Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
     7.5 No Oral Agreement. This Third Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.
     7.6 GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     7.7 Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Third Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
     7.8 Severability. Any provision of this Third Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     7.9 Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
[SIGNATURES BEGIN NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

BORROWER:	OASIS PETROLEUM NORTH AMERICA LLC

	By:	/s/ Taylor L. Reid

Taylor L. Reid
Vice President

GUARANTORS:	OASIS PETROLEUM LLC

	By:	/s/ Taylor L. Reid

Taylor L. Reid
Vice President

OASIS PETROLEUM INC.

	By:	/s/ Taylor L. Reid

Taylor L. Reid
Executive Vice President and Chief Operating Officer
Signature Page to Third Amendment to Amended and Restated Credit Agreement and Limited Waiver
(Oasis Petroleum North America LLC)

ADMINISTRATIVE AGENT AND LENDER:	BNP PARIBAS

	By:	/s/ Betsy Jocher

	Name:	Betsy Jocher
	Title:	Director

	By:	/s/ Juan Carlos Sandoval

	Name:	Juan Carlos Sandoval
	Title:	Vice President

LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Michael A. Kamauf

	Name:	Michael A. Kamauf
	Title:	Authorized Officer

UBS LOAN FINANCE, LLC

	By:	/s/ Mary E. Evans

	Name:	Mary E. Evans
	Title:	Associate Director

	By:	/s/ Irja R. Otsa

	Name:	Irja R. Otsa
	Title:	Associate Director

WELLS FARGO BANK, N.A.

	By:	/s/ Scott Hodges

	Name:	Scott Hodges
	Title:	Director Senior Relationship Manager

THE ROYAL BANK OF SCOTLAND PLC

	By:	/s/ Phillip R. Ballard

	Name:	Phillip R. Ballard
	Title:	Managing Director
Signature Page to Third Amendment to Amended and Restated Credit Agreement and Limited Waiver
(Oasis Petroleum North America LLC)

Annex I
ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS
Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
BNP Paribas	24.00%	$144,000,000.00
JPMorgan Chase Bank, N.A.	19.00%	$114,000,000.00
UBS Loan Finance LLC	19.00%	$114,000,000.00
Wells Fargo Bank, N.A.	19.00%	$114,000,000.00
The Royal Bank of Scotland plc	19.00%	$114,000,000.00
TOTAL	100.00%	$600,000,000.00